UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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Rowan Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 28, 2008
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
     You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Rowan Companies, Inc. on June 6, 2008 (the “Annual Meeting”), at 9:00 a.m., local time, in the Monarch Room of the Westin Galleria Houston, 5060 West Alabama, Houston, Texas.
     At the Annual Meeting, you will be asked to:
•	Elect three Class II Directors for a three-year term and until their successors are duly elected and qualified;

•	Ratify the appointment of our independent auditors; and

•	Conduct other business as may properly come before the meeting or any adjournment or postponement thereof.
     Only stockholders of record on April 24, 2008 may vote at the Annual Meeting or any adjournment or postponement thereof.
     We hope that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend, your vote is important. In order to assure your representation at the meeting, please vote your shares as promptly as possible by either (i) following the instructions on the enclosed proxy card to vote by telephone or by Internet or (ii) signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Sending in your proxy or voting by telephone or Internet will not prevent you from voting in person at the Annual Meeting. If you vote in person at the Annual Meeting, that vote will revoke any prior vote you have submitted.
     If you have any questions, or require assistance voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, at its address and toll-free numbers listed on the following page.
By Order of the Board of Directors,

D. F. McNease	Melanie M. Trent
Chairman	Corporate Secretary

If you have any questions, require assistance in voting your proxy card, or need additional copies of this proxy statement, please call Innisfree M&A Incorporated at the phone numbers listed below:
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders call toll free: 888-750-5835
Banks and brokers call collect: 212-750-5833

ROWAN COMPANIES, INC.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056
(713) 621-7800
PROXY STATEMENT — 2008 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
     We are providing this proxy statement and the enclosed proxy card to you in connection with the solicitation of proxies by the Board of Directors of Rowan Companies, Inc. for use at the 2008 Annual Meeting of Stockholders to be held on Friday, June 6, 2008, in the Monarch Room of the Westin Galleria Houston, 5060 West Alabama, Houston, Texas, at 9:00 a.m. local time, and at any adjournment or postponement thereof. In this proxy statement, we refer to Rowan Companies, Inc. as “the Company,” “Rowan,” “we,” “our” or “us.”
     The accompanying proxy is solicited by the Board of Directors of the Company (the “Board of Directors” or the “Board”) and is revocable by the stockholder any time before it is voted. This proxy statement is being mailed to stockholders on or about April 28, 2008. The Company’s principal executive offices are located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, telephone (713) 621-7800.
Who May Vote
     Only holders of record of the Company’s common stock on April 24, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. As of the record date, there were 112,641,815 shares of common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on all matters. No other class of securities will be entitled to vote at the meeting. There are no cumulative voting rights.
     A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder for any purpose germane to the Annual Meeting for a period of ten days prior to the meeting at the Company’s principal executive offices set forth above during ordinary business hours. Such list shall also be open to the examination of any stockholder present at the meeting.
     If you hold your shares indirectly in the Rowan Companies, Inc. or the LeTourneau Technologies, Inc. savings plans (the “Saving Plans”), you have the right to direct the trustee of your plan how to vote as described on the separate instruction card sent to you by the trustee.
Voting Requirements
     A majority of the shares of common stock entitled to vote at the meeting present in person or by proxy constitutes a quorum for action at the meeting.
     In February 2008, the Board approved an amendment to the Company’s Bylaws to require that a nominee for director shall be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election in uncontested elections. In a contested election (a situation in which the number of director nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. The election of directors at the Annual Meeting is an uncontested election. Accordingly, the standard for the election of directors at the Annual Meeting will be majority voting, and a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election.
     The ratification of the appointment of independent auditors requires the favorable vote of a majority of the votes cast.
     In the election of directors, abstentions and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of independent auditors, abstentions and broker non-votes, if any, are not considered votes cast, and, therefore, will not affect the outcome of such vote.

The Board of Directors’ Voting Recommendations
     The Board of Directors recommends that you vote your shares “FOR” each of the Class II nominees named in this proxy statement who are standing for election to the Board, and “FOR” the ratification of Deloitte & Touche LLP as our independent auditors.
If You Are a Registered Holder
     If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or over the Internet or to vote in person by ballot at the meeting.
If You Hold Your Shares in “Street Name”
     If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by following the instructions that accompany your proxy materials. You will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other nominee and present it at the Annual Meeting along with a properly completed ballot.
How to Vote
     You may vote either in person at the Annual Meeting or by proxy whether or not you plan to attend the meeting. To vote by proxy, you should either:
•	Vote by telephone by following the instructions on the enclosed proxy card; or

•	Vote over the Internet by following the instructions on the enclosed proxy card; or

•	Sign, date and return the enclosed proxy card in the postage-paid envelope provided.
     Giving us your proxy means you authorize the persons appointed as proxies to vote your shares at the meeting in the manner that you have indicated. If you sign and return the enclosed proxy card but do not indicate your vote, the appointed proxies will vote your shares FOR the Board’s director nominees and FOR the ratification of the appointment of our independent auditors.
If You Plan to Attend the Annual Meeting
     Attendance at the Annual Meeting will be limited to stockholders as of the record date. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. See also “If You Hold Your Shares in ‘Street Name.’” Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact Innisfree M&A Incorporated at 888-750-5835 to obtain directions to the site of the Annual Meeting.
Revoking a Proxy
     You may revoke your proxy by submitting a new proxy with a later date including a proxy given via the Internet or telephone or by notifying our Secretary before the meeting by mail at the address shown on page 28. If you attend the meeting in person and vote by ballot, any previously submitted proxy will be revoked.
How We Solicit Proxies
     We solicit the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies by mail may be supplemented by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees, or our proxy solicitor. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of

$25,000 plus reasonable out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.
If You Receive More Than One Proxy Card
     If you hold your shares in more than one account, you will receive a proxy card for each account. To ensure that all of your shares are voted, please sign, date and return the proxy card for each account or use the proxy card to vote by telephone or Internet. You should vote all your shares.
Other Business
     The Board of Directors is not aware of any other matters that are to be presented for action at the meeting. However, if any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the appointed proxies.
Availability of Proxy Materials on the Internet
     Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 6, 2008.
     The proxy statement and annual report to security holders are available at www.rowancompanies2008meeting.com.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
     Our Board of Directors has three classes with directors in each class elected for a three-year term, and until their successors are duly elected and qualified.
•	Class I has four directors who will stand for election in 2010;

•	Class II has three directors who are standing for election in 2008; and

•	Class III has three directors who will stand for election in 2009.
     The three nominees for Class II directors standing for election at this year’s Annual Meeting are Mr. D. F. McNease, Lord Moynihan and Mr. R. G. Croyle, each of whom is an incumbent Class II Director. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board also recommends, that the stockholders elect the Class II director nominees at the Annual Meeting to serve until the 2011 Annual Meeting and until their successors are duly elected and qualified. The nominees for election to the office of director, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the Class II director nominees. In the event that any such nominee is unable or unwilling to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve if elected.
Our Nominees for Class II Director

D. F. McNease Age 56 Director since 1998 Class II	Chairman of the Board of the Company since May 2004; Chief Executive Officer of the Company since May 2003; President of the Company since August 2002; Executive Vice President of the Company and President of its drilling subsidiaries from 1999 to 2002.

Lord Moynihan Age 52 Director since 1996 Class II	Executive Chairman of Pelamis Wave Energy (since August 2005) and Executive Chairman of Green Rubber Global (since October 2007); Senior Partner of London-based CMA (energy advisors) since 1993; Executive Director of Clipper Windpower Inc. and Chairman of Clipper Windpower Europe Limited (wind turbine technology) from 2004 to 2007; Active Member of the House of Lords since 1997; and Chairman of the British Olympic Association.

R. G. Croyle Age 65 Director since 1998 Class II	Formerly Vice Chairman and Chief Administrative Officer of the Company from August 2002 to December 2006; retired in 2006. He also serves on the boards of Boots & Coots International Well Control, Inc. and Magellan Midstream Holdings GP, LLC.

Our Continuing Directors

William T. Fox III Age 62 Director since 2001 Class I	Formerly Managing Director responsible for the global energy and mining businesses of Citigroup, a corporate banking firm, from 1994 to 2003; retired in 2003.

Sir Graham Hearne Age 70 Director since 2004 Class I	Formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company, from 1991 to 2002, and Chief Executive Officer from 1984 to 1991; retired in 2002. He also serves as the non-executive chair of Catlin Group Limited, Braemar Shipping Services Group plc and Stratic Energy Corporation. He is a non-executive director of N. M. Rothschilds & Sons Ltd. and Wellstream Holdings plc.

H. E. Lentz Age 63 Director since 1990 Class I	Formerly Managing Director of Lehman Brothers Inc., an investment banking firm, from 1993 to 2002; consultant to Lehman in 2003 and Advisory Director since 2004. He also serves on the boards of Peabody Energy Corp. and CARBO Ceramics, Inc.

P. Dexter Peacock Age 66 Director since 2004 Class I	Formerly Managing Partner of Andrews Kurth LLP, a law firm; Of Counsel to Andrews Kurth since 1997. He also serves on the board of Cabot Oil & Gas Corporation.

John R. Huff Age 62 Director since 2006 Class III	Chairman of Oceaneering International, Inc., a provider of engineered services and hardware to customers operating in the offshore oil and gas industry, since 1990. Chief Executive Officer of Oceaneering from 1986 to 2006. He also serves on the boards of BJ Services Company, KBR Inc. and Suncor Energy, Inc.

Robert E. Kramek Age 68 Director since 2007 Class III	President of the Society of Naval Architects and Marine Engineers since 2007. President, Chief Operating Officer and Director of the American Bureau of Shipping (“ABS”) from 2003 through 2006. Mr. Kramek joined ABS in 1998 after serving as Commandant of the United States Coast Guard, from which he retired as a Four Star Admiral.

Frederick R. Lausen Age 70 Director since 2000 Class III	Formerly Vice President of Davis Petroleum, Inc., an oil and gas exploration and production company; retired in 2002.
ADOPTION OF MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS
     In February 2008, the Board approved an amendment to the Company’s Bylaws to require that a nominee for director shall be elected if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election in uncontested elections. In a contested election (a situation in which the number of director nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.
     If a director nominee who is then serving as a director is not re-elected at the end of his or her term of office, then, under Delaware law, the director would continue to serve on the Board as a “holdover director.” In connection with the majority voting bylaw amendment, the Board also adopted a resignation policy relating to majority voting as part of the Company’s Corporate Governance Guidelines. The resignation policy provides that a director who fails to receive the required number of votes for re-election in an uncontested election must tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will consider the tendered resignation(s) in light of the best interests of the Company and its stockholders and will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors or other information deemed relevant by the members of the Committee. The Board will take formal action on the Committee’s recommendation no later than 90 days following the receipt of the certified results of the stockholder vote pertaining to such election. In considering the Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the Board deems relevant. Any director who tenders his or her resignation will not participate in the Board’s decision. The full text of the Company’s Corporate Governance Guidelines is available at http://www.rowancompanies.com/fw/main/Governance-28.html.
COMMITTEES OF THE BOARD OF DIRECTORS
     The table below shows the members of the committees of our Board of Directors, the principal function of each committee and how often each committee met during 2007. Additional information regarding the responsibilities of the Audit, Compensation and Nominating and Corporate Governance committees may also be found in their respective charters, which are available on the Company’s website at www.rowancompanies.com.

	Principal Function	2007 Meetings
Audit Committee William T. Fox III, Chairman Frederick R. Lausen P. Dexter Peacock	The committee is directly responsible for the engagement, compensation and oversight of the independent registered public accounting firm engaged to issue an audit report on the Company’s financial statements. In addition, the committee oversees our financial and accounting processes, certain compliance matters and performance of our internal audit function.	6

Compensation Committee P. Dexter Peacock, Chairman Sir Graham Hearne John R. Huff H. E. Lentz	The committee recommends to the Board of Directors the compensation to be paid to our CEO and other top officers. The committee administers our debenture, stock option and annual and long-term incentive plans. See ‘‘Compensation Discussion and Analysis” beginning on page 10.	6

Executive Committee D. F. McNease, Chairman R. G. Croyle William T. Fox III Sir Graham Hearne P. Dexter Peacock	The committee has the authority to exercise all of the powers of the Board in the management of the business and affairs of the Company, with certain exceptions noted in the Company’s Bylaws.	—

Health, Safety and Environment Committee Lord Moynihan, Chairman John R. Huff Robert E. Kramek	The committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters.	4

Nominating and Corporate Governance Committee Sir Graham Hearne, Chairman William T. Fox III Robert E. Kramek Frederick R. Lausen H. E. Lentz Lord Moynihan	The committee generally identifies qualified board candidates and develops and recommends to the Board of Directors our corporate governance principles. As described under “Director Nominations” on page 26, the committee will consider for election to the Board qualified nominees recommended by stockholders.	4

     During each of our Board of Directors’ regularly scheduled meetings, the non-management directors meet in executive session. Prior to October 2007, the Company used a rotational system with respect to who would preside over such executive sessions. The duty rotated alphabetically to each independent director.
     In September 2007, the Board of Directors approved the appointment of a Lead Director and asked Mr. H. E. Lentz to serve in such capacity. The Nominating and Corporate Governance Committee outlined the following duties for the Lead Director:
•	To act as a focus for the views of the independent directors with respect to the strategic issues facing the Company;

•	To act as a mentor/facilitator for the Chairman in fulfilling his Board duties;

•	To consult with the Chairman on the agenda and items to be discussed at Board meetings;

•	To be available to the Chairman for advice and counsel and to provide support on strategic, operational and human resource issues of significance to the Company; and

•	To provide advice on investor relations.
In addition, the Lead Director presides at all meetings at which the Chairman is not present, including executive sessions of the Board of Directors, approves meeting schedules to ensure there is sufficient time for discussion of all agenda items, has authority to call meetings of the independent directors, and, if requested by major stockholders, ensures that he is available for appropriate consultation and direct communication.
DIRECTOR COMPENSATION AND ATTENDANCE
     Depending on participation on committees and attendance at meetings, our non-employee directors receive the compensation shown below, plus reimbursement for reasonable travel expenses. Mr. McNease is an employee of the Company and receives no additional compensation for serving as a director.

				Telephonic
	Retainer	Meeting Fee		Meeting Fee
Board of Directors	$40,000	$2,000		$1,000
Audit Committee	15,000 (Chair only)	2,000	(1)	1,000
Other Committee	10,000 (Chair only)	2,000		1,000
Lead Director	15,000(2)	—		—

(1)	Prior to May 2007, Audit Committee members received $3,000 per meeting attended. At that time, the Compensation Committee, based on a review of peer company director compensation, reduced the meeting fee to $2,000.

(2)	This retainer is in addition to the other retainers and meeting fees payable.
     In 2007, each non-employee director received a grant of 3,000 restricted stock units (“RSUs”) under the 2005 Rowan Companies, Inc. Long-Term Incentive Plan (the “LTIP”). Newly elected outside directors receive 1,000 RSUs upon their election, as in the case of Mr. Kramek in January 2007, or when they cease to be employees of the Company, as in the case of Mr. Croyle in January 2007.
     Directors are expected to meet their responsibilities by attending at least 75% of scheduled meetings of the Board and the committees on which they serve. The Board of Directors held 12 meetings in 2007 and each director attended all of the meetings. Directors are strongly encouraged to attend our Annual Meetings of Stockholders and each of our directors attended our 2007 meeting.

     The following table shows the aggregate compensation awarded to or earned by our directors during 2007.
Director Compensation for Fiscal Year 2007

	Fees Earned or	Stock
Name	Paid in Cash	Awards(a)(b)	Total
R. G. Croyle	$61,000	$153,240	$214,240
William T. Fox III	98,000	114,930	212,930
Sir Graham Hearne	85,000	114,930	199,930
John R. Huff	80,000	114,930	194,930
Robert E. Kramek	69,000	153,240	222,240
Frederick R. Lausen	87,000	114,930	201,930
H. E. Lentz	88,750	114,930	203,680
Lord Moynihan	87,000	114,930	201,930
P. Dexter Peacock	96,000	114,930	210,930

(a)	We account for RSU awards as a “liability” award under Statements of Financial Accounting Standards No. 123R (“SFAS No. 123R”). The amount in the table reflects the aggregate grant date fair value related to the 2007 grants (3,000 RSUs awarded to each director in May 2007 and 1,000 RSUs awarded to Messrs. Croyle and Kramek in January 2007), based upon the number of RSUs awarded and the fair market value of our common stock on the grant dates calculated in accordance with SFAS No. 123R. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 of the Notes to Consolidated Financial Statements in our 2007 Annual Report on Form 10-K. The aggregate number of RSUs held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management.”

(b)	No amounts were expensed in 2007 in connection with stock option awards. We have not issued stock options to non-employee directors since 2004 and all outstanding options are fully vested. The aggregate number of stock options held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following tables show the beneficial ownership of outstanding shares of our common stock as of April 1, 2008 (based on 111,973,879 shares outstanding as of that date) for the following persons:
•	Each director or nominee;

•	Our principal executive officer, our principal financial officer and the other three highest paid officers of the Company (the named executive officers, or “NEOs”); and

•	All of our directors and executive officers as a group.
     For our directors and officers, the information includes shares that they could acquire through June 1, 2008 by the exercise of stock options or the conversion of subordinated debentures. As of April 1, 2008, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our common stock.

			Savings		Debentures
	Restricted(1)	Shares	Plan(2)	Options	Series A	Series B	Series C
Directors
R. G. Croyle	4,048	56,958	—	204,020	—	—	—
William T. Fox III	11,013	9,000	—	6,000	—	—	—
Sir Graham Hearne	7,880	1,000	—	10,000	—	—	—
John R. Huff	6,103	10,000	—	—	—	—	—
Robert E. Kramek	4,048	—	—	—	—	—	—
Frederick R. Lausen(3)	11,013	23,000	—	6,000	—	—	—
H. E. Lentz(4)	11,013	39,100	—	6,000	—	—	—
D. F. McNease	54,670	63,380	11,402	507,677	—	—	35,009
Lord Moynihan(5)	11,013	7,000	—	6,000	—	—	—
P. Dexter Peacock	7,880	3,500	—	10,000	—	—	—
Other NEOs:
D. P. Russell	17,453	4,013	1,131	24,923	—	—	—
M. A. Keller	16,060	36,863	4,265	125,971	—	—	—
J. L. Buvens	15,037	11,713	—	102,221	—	—	—
W. H. Wells	14,138	12,650	8,880	45,722	—	—	—
All Directors and Executive Officers as a group (21 persons)(6)	238,574	382,630	33,605	1,224,649	10,084	21,333	55,009

(1)	For each of our non-employee directors, amounts shown are RSUs that are fully vested and may be converted to cash or stock upon a director’s termination of service from the Board. For each of our officers, amounts shown are shares of restricted stock over which such officer has voting power but not dispositive power.

(2)	Savings Plan participants have sole voting power and limited dispositive power over such shares.

(3)	Mr. Lausen’s shares are owned jointly with his wife.

(4)	Includes 100 shares held in the name of Mr. Lentz’s son with respect to which Mr. Lentz’s wife serves as custodian. Mr. Lentz disclaims beneficial ownership of such shares.

(5)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.

(6)	Aggregate amount beneficially owned represents 1.7% of our outstanding shares of common stock.

     As of April 1, 2008, the Company did not know of any person who beneficially owned in excess of 5% of the Company’s outstanding shares of common stock, except as set forth in the table below:

			Percent
	Shares		of
Name and Address of Beneficial Owner	Beneficially Owned		Class (1)
Steel Partners II, L.P.	10,518,234	(2)	9.4%
590 Madison Avenue 32nd Floor New York, NY 10022

Neuberger Berman, Inc.	11,579,633	(3)	10.3%
605 Third Avenue New York, NY 10158-3698

(1)	Based on 111,973,879 shares of common stock that were issued and outstanding as of April 1, 2008.

(2)	As reported on Schedule 13D (Amendment No. 6), filed with the SEC on April 1, 2008, by Steel Partners II, L.P., a Delaware limited partnership, Steel Partners II GP LLC, a Delaware limited liability company, Steel Partners II Master Fund L.P., a Cayman Islands exempted limited partnership, Steel Partners LLC, a Delaware limited liability company, Warren G. Lichtenstein, John J. Quicke and Robert H. Kanner (collectively, the “Steel Partners Group”). The principal business address of each member of the Steel Partners Group other than Steel Partners II Master Fund L.P. and Robert H. Kanner is 590 Madison Avenue, 32nd Floor, New York, New York 10022. The principal business address of Steel Partners II Master Fund L.P. is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, 2nd Floor, Boundary Hall, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. The principal business address of Robert H. Kanner is c/o Pubco Corporation, 3830 Kelley Avenue, Cleveland, Ohio 44114. The members of the Steel Partners Group (other than Messrs. Quicke and Kanner) reported sole voting power and sole dispositive power over all 10,518,234 shares. Messrs. Quicke and Kanner disclaim beneficial ownership of any of such shares and, according to such filing, ceased to be members of the Steel Partners Group immediately after such filing.

(3)	As reported on Schedule 13G (Amendment No. 1), filed with the SEC on April 10, 2008, by Neuberger Berman Inc. and Neuberger Berman, LLC. The principal business address of Neuberger Berman Inc. and Neuberger Berman, LLC is 605 Third Avenue, New York, New York 10158. Neuberger Berman Inc. and Neuberger Berman, LLC reported sole voting power with respect to 9,434,403 shares, shared voting power with respect to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to all 11,579,633 shares.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided below, with management. Based on its review, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
The Compensation Committee of the Board of Directors
P. Dexter Peacock, Chairman
Sir Graham Hearne
John R. Huff
H. E. Lentz
March 9, 2008

COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Committee
     Our Compensation Committee is composed of four independent board members: P. Dexter Peacock is the Chairman of the Committee, and Sir Graham Hearne, John R. Huff and H. E. Lentz are the other members of the Committee. Mr. Peacock, with input from the other Committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultant, Hewitt & Associates (“Hewitt”). Hewitt advises the Committee on all matters relating to NEO compensation and general compensation programs.
     Typically, the Company gathers information requested by the Committee and management makes recommendations with respect to certain compensation matters and ensures that the Committee members receive materials in advance of a meeting. Mr. Peacock usually invites the Company’s CEO, the Vice President, Human Resources and the Vice President, Finance and CFO to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet alone with its advisors and in executive session.
     Our NEOs are all corporate officers of the parent company. Employees of our Manufacturing Division have compensation and benefit plans that are similar but not identical to our corporate employees and Drilling Division employees.
Objectives of Our Compensation Program
     The Committee’s goals in setting compensation for our NEOs are to:
o	Provide a direct relationship between executive pay and Company performance, both on a short-term and a long-term basis;

o	Emphasize performance measures such as return on capital employed (“ROCE”) and total stockholder return (“TSR”) that we believe contribute to value creation over the longer term;

o	Support our strategic plan and motivate our executives to fulfill that plan;

o	Ensure that our compensation levels are competitive with peer companies in order to retain and motivate our executives; and

o	Ensure that a significant portion of compensation of our senior management is performance-based and therefore at risk of forfeiture since those officers have the greatest ability to affect the Company’s performance.
Design of Our Compensation Program
     Our compensation program is designed to compensate our executives for short-term and long-term performance and to retain and motivate employees whose performance contributes to value creation over the long term. In 2007, the Committee revised our compensation plans for our NEOs:
o	Given our desire to retain executives in a highly competitive environment and to align their pay with stockholder value creation, we revised the allocation of awards under the long-term incentive plan to 50% of the target award in restricted stock and 50% in performance shares, with payout of the performance shares determined by ROCE and relative TSR.

o	Given the increased consolidation in our sector and in an effort to provide our executives with some security in the event of a termination of position after a change of control, we approved change in control agreements for the NEOs and other officers of the Company. We believe the payout levels in these agreements are appropriate when compared to our peer companies.
     The Committee reviewed tally sheets for each NEO and compared such information to peer company and industry data gathered by Hewitt. For the NEOs other than the CEO, the Committee also received and reviewed the recommendations of the CEO. To date, the Committee has not reviewed internal equity analyses in the sense that it does not formally review the multiples of NEO pay versus our lowest-paid employees.

Comparative Information Utilized by the Committee
     The Committee believes it is imperative to ensure that our compensation program is in line with the market in which we compete for talent. The Committee reviews data from two groups of companies — a direct peer group and a broader energy group. For both of the groups shown below, Hewitt reviewed raw data and performed regression analyses in assessing market compensation data to provide appropriate comparisons based on company size, complexity and performance, and individual role and job content.
     In 2007, the Committee utilized the following direct peer group:
o	Atwood Oceanics, Inc.

o	Diamond Offshore Drilling, Inc.

o	ENSCO International Incorporated

o	Global SantaFe Corporation

o	Helmerich & Payne, Inc.

o	Nabors Industries Ltd.

o	Noble Corporation

o	Patterson-UTI Energy, Inc.

o	Pride International, Inc.

o	Transocean Inc.

o	Unit Corporation
     In 2007, the broader energy group included:
o	Ameron International Corp.

o	Baker Hughes Inc.

o	BJ Services Co.

o	Cabot Oil & Gas Corp.

o	Cameron International Corp.

o	Chicago Bridge & Iron Co. N.V.

o	Cimarex Energy Co.

o	El Paso Corp.

o	Equitable Resources Inc.

o	FMC Technologies Inc.

o	Forest Oil Corp.

o	Newfield Exploration Co.

o	Noble Corporation

o	Noble Energy, Inc.

o	Pioneer Natural Resources Co.

o	Plains Exploration & Production Co.

o	Pride International, Inc.

o	Schlumberger Ltd.

o	Southwestern Energy Co.

o	St. Mary Land & Exploration Co.

o	Universal Compression Holdings Inc.

o	Veritas DGC Inc.

o	W-H Energy Services, Inc.
     Our Committee reviews these comparator groups annually and will update the groups as appropriate to ensure we are reviewing size-appropriate companies against which we believe we compete for talent and stockholder investment. The Committee reviews comparative information for each component of compensation (including base salary, short- and long-term compensation and other benefits). The Committee has deliberately not set a percentile target for compensation but rather considers each individual situation, including experience, tenure in current position and individual performance against specific individual goals.
     In 2007, initial compensation decisions were necessarily based on data available at the time, which is often from disclosures contained in proxy statements describing the prior year. As it becomes publicly available, at various intervals, Hewitt updates the comparator information provided to the Committee. In addition, the Committee commissioned an updated study after the filing of new proxy statements to ensure its actions were reasonable given more recent comparator company information.
     The Committee believes that the design of our compensation program is appropriate. The Committee has also reviewed payouts under the compensation program and may adjust the program at any time should the results of the program not meet the Committee’s objectives.

Role of CEO in Compensation Decisions
     Our CEO performs the following functions in our compensation decision process:
o	Oversees the preparation and review of the Company’s budget upon which the bonus plan is based; reviews such budget with the Board of Directors and suggests an EBITDA goal for the bonus plan;

o	Reviews competitive market data and roles of members of management to ensure appropriate comparisons with market data;

o	Recommends changes to the compensation program as he deems appropriate given business cycles, competition for talent, past payout experience and company performance;

o	For each NEO (other than himself) and his other direct reports, reviews such individual’s contribution and performance in his role over the past year and succession potential in the judgment of the CEO;

o	Recommends the percentage payout for discretionary portions of the short-term incentive plan based on his analysis of achievement of individual goals of the NEOs and his other direct reports;

o	Develops recommendations for the NEOs (other than himself) for any change in base pay, short-term or long-term target values or payouts of any such awards; and

o	Approves other elements of compensation or personnel matters including:
o	Changes in pay or title to employees below the NEOs;

o	Equity awards to executives below the NEO level and to key non-officer employees under the LTIP; and

o	Agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to employees below the management team level.
After review of the CEO’s recommendations and a review of all relevant compensation data presented to the Committee, the Committee makes its own assessment and recommends to the Board of Directors the compensation package for each NEO. Notwithstanding the role of our CEO, the Committee also reviews certain elements of compensation of officers below the NEO level.
Elements of Compensation
     An executive’s compensation typically consists of:
•	Base salary paid in cash;

•	Annual incentives paid in cash;

•	Awards under long-term incentive programs composed of restricted stock and performance shares in 2007;

•	Perquisites; and

•	Benefits.
     The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical comparative statistics and recent as well as anticipated trends in compensation with reference to the comparator groups.

     Base Salary. The base salaries for NEOs are reviewed annually by the Committee. For each NEO, the Committee reviews pay information for such position among our comparator companies to ensure the NEO salaries remain competitive. The Committee does not target a specific percentile of the market data since it feels the competitive conditions and the circumstances of the individual need to be considered, such as tenure in the position, responsibilities of the position as well as the individual’s performance. There is no specific weighting given to each factor. For the NEOs below the CEO, the Committee also receives a recommendation from the CEO as to suggested salary adjustments. The Committee considers those recommendations and receives a performance review of each member of management from the CEO. Utilizing all of this information, the Committee then determines what, if any, salary adjustment will be made. In 2007, the Committee felt that certain of the NEO positions were under market with respect to base salary, and therefore some significant adjustments were made. The increases ranged from 5% to 21%. The amount of the increase varied depending on the Committee’s view of performance of the individual in the committee’s judgment and discretion, his tenure in the current position, his contribution to the Company and general alignment with those in comparable positions at the comparator companies.
     Annual Incentive Compensation. NEOs participate in two integrated short-term incentive compensation plans: a broad-based profit sharing plan (“Profit Sharing Plan”) and a targeted bonus plan (“Bonus Plan”). Any awards under the Bonus Plan are only made after the Profit Sharing Plan has been fully funded, and Bonus Plan awards to individual employees are first reduced by Profit Sharing Plan payouts. The plans are based on performance of our Drilling Division as the most significant portion of the Company’s earnings.
•	Profit Sharing Plan. The Profit Sharing Plan is a broad-based plan with approximately 410 participants. The Profit Sharing Plan pool is funded based on the level of earnings before interest, taxes, depreciation and amortization of our Drilling Division (“Drilling Division EBITDA”) in relation to revenues. If we have at least a 20% EBITDA return on such revenues (“Margin”) and the Company has a positive net income (excluding asset sales and other extraordinary events), then the pool is funded (on a sliding scale) as follows:

% EBITDA Margin	Pool Funding
20%	1% of EBITDA
25%	2.33% of EBITDA
30%	3.66% of EBITDA
35% or more	5% of EBITDA (maximum pool)
For 2007, the Profit Sharing Plan bonus pool was capped at 20% of eligible compensation. In 2007, based on the Company’s performance, the maximum pool was funded and all eligible employees, including each of the NEOs, received 20% of their base salary in the form of a profit sharing payout. These amounts were paid in January 2008.
•	Bonus Plan. Approximately 80 employees participate in our Bonus Plan. Each participant has an incentive target that is a percentage of base salary. These incentive targets are set by the Committee and have typically been set by tier, such that the top tier of officers (other than the CEO) has the same target incentive percentage. In 2007, however, the Committee adjusted the target percentage for the CEO from 75% to 100% of base salary and for the Executive Vice President, Drilling from 55% to 60%. The Committee felt these adjustments were appropriate after reviewing the comparative data for those positions at our peer companies. The other NEOs’ target percentages were left unchanged at 55% of base salary. For 2006 and 2007, the Committee considered whether such percentages should be adjusted, primarily based on a review of competitive pay data and the individual’s responsibilities at the Company. The amount of the aggregate payment under the Bonus Plan could range from zero to 200% of the incentive target, depending upon the extent to which the Company’s and the individual’s performance goals are met or exceeded.

The Bonus Plan is divided into two equal pieces: under one, payouts depend solely on Drilling Division EBITDA relative to budget; under the other, payouts depend on the degree to which the individual met specific operational and other goals. Bonus Plan payouts are determined as follows:
•	50% of payout is determined by the Drilling Division EBITDA relative to budget. If the Company has positive net income on a consolidated basis and Drilling Division EBITDA is at least 75% of budget, after the Profit Sharing Plan payout, then the Bonus Plan payout is calculated (on a sliding scale) as follows:

EBITDA as a % of Budget	% of Target
Less than 75%	No payout
87.5%	50% of target
100%	100% of target
112.5%	150% of target
125% or more	200% of target
In 2007, our Drilling Division EBITDA was 94% of the budgeted amount, and therefore payouts were 76% of target based on the scale above.

•	50% of payout is determined by performance against specific individual and group goals approved by the Board (with respect to the CEO) or by the CEO (with respect to the other NEOs). The Committee reviews the individual’s performance against his goals and uses its discretion to determine what percentage payout such individual will receive. For the CEO, the Board of Directors completed score cards with respect to his performance against the goals approved by the Board in the prior year. Each NEO may receive between 0% and 200% of this discretionary portion of the bonus. In 2007, payout of this portion of the annual incentive ranged from 100% to 200%; the Committee based the payout decision on the achievement of the individual’s goals for 2007, the contribution of the individual to the Company’s 2007 financial results and, for three of the NEOs below the CEO, in part to address shortfalls in their 2007 compensation revealed by the most recent comparator compensation data provided by Hewitt.
     Payouts under these two categories are independent of each other and, as noted above, are reduced by the 20% Profit Sharing Plan payouts. The Committee may use its discretion in determining payouts under the Bonus Plan.
     In February 2008, the Committee recommended to the Board of Directors that the NEOs and certain other members of management receive a special bonus amount totaling $1.3 million in addition to the Profit Sharing and Bonus Plan amounts discussed above. Such special bonus amounts were intended to reward those members of management for their individual efforts in 2007 in producing the Company’s best financial results in its history. For the NEOs, such special bonuses were as follows:

D. F. McNease	$362,000
David P. Russell	115,000
Mark A. Keller	105,000
John L. Buvens	85,000
William H. Wells	76,855
     The balance of such bonus amount was awarded to the top 15 officers under the NEOs.
     Long-Term Incentive Compensation. The Committee grants long-term incentive awards to management under the LTIP, which was approved by the Company’s stockholders. The LTIP permits grants of various types of equity awards. In prior years, awards have primarily been in the form of stock options, restricted stock and performance shares.
     The Committee believes that long-term awards should be focused on performance and that performance criteria should apply over a long term and from year to year. The Committee approves LTIP awards annually, normally in meetings associated with the Annual Meeting of Stockholders. In making LTIP determinations, the Committee reviews past grants made to the NEOs, anticipated payout of performance shares already granted and certain comparator group long-term incentive awards. Awards are made by determining a dollar amount of targeted compensation to be delivered to the NEO, and then granting equity awards that have a calculated value equal to that amount on the date of grant. In 2007, the Committee determined to use 50% restricted stock and 50% performance shares for such awards.
     In 2007, LTIP awards were granted based on a multiple of the NEO’s base salary. After reviewing peer information, the Committee determined to increase all of the NEOs LTIP multiples as follows: Mr. McNease increased from 3.0 to 3.25, Mr. Russell increased from 2.0 to 2.5 and Messrs. Keller, Buvens and Wells increased from 2.0 to 2.25 times base salary. The Committee believed these increases were necessary in order to provide competitive pay packages when compared to the Company’s comparator companies, as presented by Hewitt. In establishing award levels, the Committee did consider the equity ownership levels of the NEOs and prior awards that were fully vested.

     LTIP awards were composed of 50% restricted stock and 50% performance shares in 2007.
•	Restricted Stock: vests in equal installments over a three-year period, other than the CEO’s grant which cliff-vests three years from the date of grant. Dividends accrue from the date of grant and are paid at the time of vesting. The value of restricted stock granted was based on the average of the high and low sales price of our common stock as reported on the NYSE on the preceding trading date, reduced by a discount rate to reflect the time-based restrictions on the stock. This approach was consistently applied to the market data from comparators that the Committee considered. The discount rates ranged from 12% to 18% depending on the grant provisions in 2007.

•	Performance Shares: are based on a performance period of three years and the number of performance shares ultimately awarded, if any, is determined by:
•	50% based on TSR over a three-year period, relative to the peer group; payout is determined as follows, depending on the Company’s ranking in TSR:
•	First — 200% of target payout

•	Second — 182% of target payout

•	Third — 164% of target payout

•	Fourth — 145% of target payout

•	Fifth — 127% of target payout

•	Sixth — 109% of target payout

•	Seventh — 86% of target payout

•	Eighth — 59% of target payout

•	Ninth — 32% of target payout

•	Tenth or eleventh — no payout
•	50% based on average annual ROCE over a three-year period, relative to budget. The 2007-2009 average ROCE goal is 23.5%. ROCE is defined as operating income divided by the amount by which total assets exceed current liabilities; payout is determined as follows:

ROCE	% of Average ROCE Goal	Payout as a % of Target
35.25% (Outstanding)	150%	200%
23.5% (Target)	100%	100%
16.45% (Threshold)	70%	25%
Lesser awards are made if either or both of the Company’s TSR and ROCE are negative, if our TSR rating was positive. Annual LTIP awards are expected to be made at the Committee’s regularly scheduled meeting at or near the time of our Annual Meeting of Stockholders. Any equity awards to newly hired executive officers below the NEO level are determined by the CEO and approved by the Committee at the next regularly scheduled Committee meeting on or following the hire date. Since 2003, all options have had market-based exercise prices.
Stock Ownership Guidelines
     We believe it is important for our officers and directors to build and maintain a significant personal investment in our common stock. In January 2006, the Board of Directors approved these stock ownership guidelines for our NEOs, and in October 2007, the Board approved the stock ownership guideline for non-management directors:

Position	Value to be Retained
CEO	Five times base salary
Other NEOs	Three times base salary
Non-management Directors	Five times annual retainer
     To facilitate implementation of these guidelines, an officer is required to retain 35% of “available shares” received pursuant to equity grants (including outstanding restricted stock and any restricted stock award, performance awards or stock option grants made after January 2006) until his or her ownership guideline is met, at which time the retention level is reduced to 15%. The retention requirement does not apply once an officer reaches 200% of the applicable ownership guideline or upon the age of 60. “Available shares” are shares remaining after payment of taxes, fees, commissions and any exercise price payments. For our non-management directors, the individual has five years to meet the guideline and ownership of RSUs counts toward such retention.
Perquisites
     The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Executives are provided with the following benefits as a supplement to their other compensation:
•	Use of Company vehicle: In 2007, we provided the NEOs with a vehicle for use for travel to and from the office and business-related events. The Company provided vehicles historically based on distance likely traveled and the individual’s need to transport employees, customers, vendors, investors and others for business purposes. The Company pays for all maintenance, insurance and gasoline for such vehicles. In 2008, we began phasing out many of our vehicles and most of our officers have elected instead to receive a car allowance.

•	Use of club membership: The Company pays for the initiation fee and monthly membership fees for certain golf or social clubs for some of the NEOs. The Company has encouraged certain members of management to belong to a golf or social club so that they have an appropriate entertainment forum for business purposes.

•	Use of Company entertainment facilities/airplane: In 2007, the Company maintained hunting facilities in Texas and held sporting and other entertainment event tickets to be used to entertain customers and vendors and for Company team-building visits. Sometimes, our employees are permitted to bring family members while entertaining third parties. For some of these events, Company-owned aircraft were used for travel. Based on an internal audit of aircraft usage in 2007, the Company believes that none of the NEOs used Company-owned aircraft for personal travel in 2007. However, in certain cases, income was imputed to the individual for certain business and other entertainment travel under the tax regulations. For 2007, the Compensation Committee agreed to “gross up” these amounts (mostly having to do with spouses accompanying officers on business trips) and pay them to the officers concerned as additional compensation. It is the Committee’s policy going forward, communicated to the Company’s officers, that any income imputed to such individuals in the future for tax purposes will not be reimbursed by the Company.

•	Executive physical program: At our expense, each of the NEOs is allowed to have a complete and professional personal physical exam on an annual basis.

•	Supplemental retirement plan: Each of the NEOs receives incremental retirement benefits under the Company’s supplemental retirement plan.
Benefits
     The NEOs also participate in the Company’s other benefit plans on the same terms as other employees. These plans include a defined contribution plan, for which the Company matches up to one-half of the first 6% of salary contributed by the employee, a defined benefit pension plan, and medical, dental and term life insurance.

Employment Contracts and Severance Arrangements
     We do not have any employment agreements or severance arrangements with our NEOs, other than related to a change in control as described below. For pension and benefit restoration plan (“SERP”) benefits payable as of December 31, 2007 upon a voluntary termination, involuntary termination or a change of control, please see the Potential Post-Employment Payment Table on page 23.
     In December 2007, the Committee and the Board approved change in control agreements (“CIC Agreements”) with each of the executive officers, including the NEOs. The CIC Agreements provide that, in the event the employment of the executive officer is terminated or modified under certain circumstances following a “change in control” of the Company (so-called “double trigger” agreements), the Company will pay the executive officer:
•	a multiple of the sum of the executive officer’s base salary and calculated bonus,

•	a calculated payment under the then current short-term incentive bonus opportunity,

•	an amount equal to any forfeited account balance or accrued benefit under tax qualified plans maintained by the Company, and

•	any accrued but unused vacation pay.
The multiple of base salary and calculated bonus used for the change in control payment calculation is 2.99 for the chief executive officer, 2.0 for all other NEOs and 1.0 for all other executive officers. The CIC Agreements also provide for a parachute tax gross-up, medical coverage for a transition period and outplacement services. A supplement to the CIC Agreements provides that equity awards held by the officer will generally become fully vested and exercisable upon a change in control. Options will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and performance shares will be paid out at the target value of the award, with proration based on the timing of the change in control within the performance period.
     Set forth below are the actual payments that would be made to each listed executive under the CIC Agreements in the event his employment is terminated or modified following a change in control of the Company. The payments listed below assume a termination date of December 31, 2007.

Payments	McNease	Russell	Keller	Buvens	Wells
Severance	$4,335,500	$1,088,000	$1,052,432	$1,009,634	$918,188
Pro rata bonus payment	638,000	179,520	157,300	142,296	139,876
Unvested stock option spread	795,469	130,332	300,885	300,885	84,708
Unvested restricted stock	2,157,278	688,696	633,728	593,360	557,886
LTIP payment	1,663,876	520,647	542,686	533,257	457,818
Retirement benefit payment	—	—	—	—	—
Welfare benefit values	32,554	19,303	19,303	21,703	19,303
Outplacement	25,000	25,000	25,000	25,000	25,000
Excise tax and gross-up	2,665,555	692,059	614,879	569,617	504,543

Aggregate payments	12,313,232	3,343,557	3,346,213	3,195,752	2,707,322
Director Compensation
     In 2007, the Committee made certain adjustments to non-management director compensation as follows:
•	Increased the number of RSUs granted to each non-management director to 3,000 units from 2,000 in prior years. The Committee felt this adjustment was appropriate after reviewing comparator information prepared by Hewitt that showed our directors’ equity compensation to be below market.

•	Reduced the Audit Committee meeting fee from $3,000 to $2,000, so that fees would be the same for all committee participation. The Committee believed this reduction was appropriate as the $3,000 meeting fee appeared to be above market according to the Hewitt data provided.

•	Approved the establishment of an annual retainer of $15,000 for the Lead Director position. The Committee believed this retainer amount was appropriate given certain comparator company information prepared by Hewitt and given the responsibilities the Board had outlined for the Lead Director.
Indemnification Agreements
     The Company has entered into an indemnification agreement with each of our NEOs and non-management directors (as well as certain other officers of the Company). These agreements provide for us to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under Delaware law and under our governing documents.
Accounting for Stock-Based Compensation
     On January 1, 2006, the Company began accounting for stock-based compensation including its LTIP awards, in accordance with the requirements of SFAS No. 123R.
Limitation of Deductions
     Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid to the Company’s NEOs to $1 million per year for federal income tax purposes, but contains an exception for certain performance-based compensation. In making compensation decisions, the Committee considers the potential deductibility of proposed compensation to its executive officers and will continue to do so in the future. However, the Committee may elect to approve non-deductible compensation arrangements if the Committee believes that such arrangements are in the best interests of the Company and its stockholders.
EXECUTIVE COMPENSATION
     The following table summarizes executive compensation received by our NEOs for 2006 and 2007.

							Change in
							Pension Value
							and
							Nonqualified
						Non-equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)
D. F. McNease,	2007	725,000	861,250	2,715,066	—	138,750	465,449	45,271	4,950,786
Chairman and CEO	2006	600,000	516,667	1,704,411	375,771	113,333	504,062	45,941	3,860,185
D. P. Russell,	2007	340,000	331,520	979,336	—	65,000	95,214	16,902	1,827,972
EVP, Drilling Operations	2006	280,000	163,267	522,332	116,926	52,333	124,623	18,134	1,277,615
M. A. Keller,	2007	325,000	271,050	842,708	—	62,750	89,505	28,432	1,619,445
EVP, Business Development	2006	280,000	162,600	522,332	116,926	53,000	120,606	24,055	1,279,519
J. L. Buvens,	2007	294,000	225,791	762,186	—	58,100	51,681	14,614	1,406,372
EVP, Legal	2006	280,000	162,267	522,332	116,926	53,333	125,978	12,057	1,272,893
W. H Wells,	2007	289,000	199,369	749,352	—	57,100	34,866	17,198	1,346,885
VP, Finance and CFO	2006	275,000	161,083	513,015	114,834	50,667	58,328	14,796	1,187,723

(1)	Amounts reflect annual salaries effective April 1, 2007 and May 1, 2006, as applicable.

(2)	Amounts for 2007 reflect 2007 awards under the Bonus Plan and additional special bonus awards that were paid in February 2008. Amounts for 2006 reflect 2006 awards under the Bonus Plan that were paid in March 2007.

(3)	Amounts for 2007 reflect aggregate estimated fair values for 2007 restricted stock awards and performance share targets which are being recognized as compensation expense by the Company. Each of the following restricted stock awards was valued at $37.93 per share: McNease — 34,590 shares; Russell — 12,477 shares; Keller — 10,734 shares; Buvens — 9,711 shares; and Wells — 9,546 shares. Each of the following performance share targets was valued at $37.79 per share: McNease — 37,128 shares; Russell — 13,392 shares; Keller — 11,526 shares; Buvens — 10,422 shares; and Wells — 10,248 shares. Amounts for 2006 reflect aggregate estimated fair values for 2006 restricted stock awards and performance share targets which are being recognized as compensation expense by the Company. Each of the following restricted stock awards was valued at $42.98 per share: McNease — 9,880 shares; Buvens, Keller and Russell — 2,889 shares each; and Wells — 2,838 shares. Each of the following performance share targets was valued at $43.18 per share: McNease — 29,638 shares; Buvens, Keller and Russell — 9,221 shares each; and Wells — 9,056 shares.

(4)	Amounts for 2006 reflect estimated fair values for 2006 stock option awards using the Black-Scholes valuation model which is being recognized as compensation expense by the Company. Each of the following stock options was valued at $18.35 per share: McNease — 20,478 shares; Buvens, Keller and Russell — 6,372 shares each; and Wells — 6,258 shares.

(5)	Amounts for each year reflect awards under the Profit Sharing Plan that were paid in January of the following year.

(6)	Amounts reflect the aggregate increase during the applicable year in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See pages 16 and 22 for further information regarding NEO retirement benefits.

(7)	All other compensation for 2007 included the following:

		Perquisites
	Company		Club Memberships and
	Contributions to	Personal Use of	Entertainment	Gross Up for
	Savings Plan	Company Vehicle	Facilities	Aircraft Usage	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)
D. F. McNease	6,750	18,757	6,838	12,926	45,271
D. P. Russell	6,750	4,378	5,774	—	16,902
M. A. Keller	6,750	10,189	10,368	1,125	28,432
J. L. Buvens	6,700	7,914	—	—	14,614
W. H. Wells	6,739	10,459	—	—	17,198

(a)	Amounts reflect matching contributions made on behalf of each NEO in 2007 to the Savings Plan.

(b)	Amounts reflect the estimated cost of commuting miles driven during 2007 based upon the Company’s per mile cost for each vehicle. The NEOs did not otherwise use their vehicles for personal use.

(c)	Amounts reflect payments made on behalf of or reimbursements made to each NEO during 2007 for memberships to dining, golf or country clubs. These club memberships are primarily for business use. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

(d)	In 2007, we determined that certain usage of our corporate aircraft required imputation of income to the individual traveler. The amounts shown in this column reflect the gross up payments related to the taxes payable on such imputed income. In 2008 and beyond, the Company does not plan to make any gross-up payments, and any taxes on imputed income will be paid by the individual employee.

2007 Grants of Plan-Based Awards
     The following table shows potential non-equity incentive award payouts and grants of restricted stock, performance shares and stock options during 2007 to our NEOs.

								All Other	All Other
		Estimated Future Payout Under			Estimated Future Payout Under			Stock	Option	Fair Value of
		Non-Equity Incentive Awards(1)			Equity Incentive Awards(2)			Awards	Awards	Stock and
	Grant		Target	Maximum	Threshold	Target	Maximum	(# Shares)	(# Shares)	Option Awards
Name	Date	Threshold	($)	($)	(#)	(# Shares)	(# Shares)	(3)	(4)	($ per Share)(5)
D. F. McNease	5/08/2007	—	725,000	1,450,000	—	37,128	74,256	34,590	—	37.93
D. P. Russell	5/08/2007	—	204,000	408,000	—	13,392	26,784	12,477	—	37.93
M. A. Keller	5/08/2007	—	178,750	357,500	—	11,526	23,052	10,734	—	37.93
J. L. Buvens	5/08/2007	—	161,700	323,400	—	10,422	20,844	9,711	—	37.93
W. H. Wells	5/08/2007	—	158,950	317,900	—	10,248	20,496	9,546	—	37.93

(1)	Reflects the range of bonus that potentially could have been earned during 2007 based upon the achievement of performance goals under our Profit Sharing and Bonus Plans. The amounts actually earned in 2007 have been determined, were paid in January and February of 2008, and are reflected in the Executive Compensation table on page 18.

(2)	Reflects the range of shares of common stock that potentially could be paid out in respect of performance share awards granted to the NEOs on May 8, 2007. The actual payout will be determined as follows: (a) 50% will be based on TSR over the three-year period ending May 8, 2010, relative to a peer group, and (b) 50% will be determined based on ROCE over the three-year period ending December 31, 2009 in relation to an ROCE benchmark approved by the Compensation Committee prior to the grant date.

(3)	Reflects the number of shares of restricted stock granted on May 8, 2007 to our NEOs under our LTIP. The award made to Mr. McNease cliff vests on May 8, 2010. The awards to the remaining NEOs vest in one-third increments over a three-year period.

(4)	No stock options were granted to our NEOs during 2007.

(5)	The dollar values of restricted stock disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FAS 123R, except no assumptions for forfeitures were included. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 3 of the Notes to Consolidated Financial Statements in our 2007 Annual Report on Form 10-K.
Outstanding Equity Awards at December 31, 2007
     The following table shows the number of shares underlying unexercised stock options and debentures and the number of shares and value of unvested restricted stock outstanding on December 31, 2007 for our NEOs.

	Option and Debenture Awards(1)					Stock Awards
				Option			Market
	Shares	Shares		Exercise or			Value of		Market
	Underlying	Underlying	Shares	Debenture	Option or	Shares	Shares		Value of
	Exercisable	Unexer-	Underlying	Conversion	Debenture	That Have	That Have	Unearned	Unearned
	Options or	cisable	Unearned	Prices	Expiration	Not Vested	Not Vested	Shares	Shares
Name	Debentures (#)	Options (#)	Options (#)	($)	Dates	(#)	($)(2)	(#)(3)	($)(2)
D. F. McNease	16,807	—	—	29.75	4/24/2008	54,670	2,157,278	98,166	3,873,630
	35,009	—	—	28.25	4/27/2010
	60,000	—	—	32.00	4/26/2011
	50,000	—	—	18.45	7/25/2012
	250,000	—	—	21.19	4/25/2013
	101,250	33,750	—	25.27	7/21/2014
	21,850	21,850	—	24.98	5/17/2015
	6,826	13,652	—	43.85	4/28/2016

	Option and Debenture Awards(1)					Stock Awards
				Option			Market
	Shares	Shares		Exercise or			Value of		Market
	Underlying	Underlying	Shares	Debenture	Option or	Shares	Shares		Value of
	Exercisable	Unexer-	Underlying	Conversion	Debenture	That Have	That Have	Unearned	Unearned
	Options or	cisable	Unearned	Prices	Expiration	Not Vested	Not Vested	Shares	Shares
Name	Debentures (#)	Options (#)	Options (#)	($)	Dates	(#)	($)(2)	(#)(3)	($)(2)
D. P. Russell	3,350	—	—	21.19	4/25/2013	17,453	688,695	32,013	1,263,233
	7,500	2,500	—	25.27	7/21/2014
	6,550	6,550	—	24.98	5/17/2015
	2,124	4,248	—	43.85	4/28/2016

M. A. Keller	10,000	—	—	19.75	4/24/2008	16,060	633,728	31,247	1,233,007
	15,000	—	—	4.06	4/22/2009
	20,000	—	—	18.25	4/27/2010
	12,000	—	—	22.00	4/26/2011
	12,473	—	—	13.12	9/20/2011
	10,050	—	—	21.19	4/25/2013
	41,250	13,750	—	25.27	7/21/2014
	7,300	7,300	—	24.98	5/17/2015
	2,124	4,248	—	43.85	4/28/2016

J. L. Buvens	11,250	—	—	4.06	4/22/2009	15,037	593,360	30,143	1,189,443
	12,000	—	—	22.00	4/26/2011
	12,473	—	—	13.12	9/20/2011
	10,050	—	—	21.19	4/25/2013
	41,250	13,750	—	25.27	7/21/2014
	7,300	7,300	—	24.98	5/17/2015
	2,124	4,248	—	43.85	4/28/2016

W. H. Wells	9,000	—	—	22.00	4/26/2011	14,138	557,885	27,704	1,093,200
	5,025	—	—	21.19	4/25/2013
	18,750	6,250	—	25.27	7/21/2014
	5,850	5,850	—	24.98	5/17/2015
	2,086	4,172	—	43.85	4/28/2016

(1)	Amounts reflect remaining stock options granted and debentures issued between April 24, 1998 and April 28, 2006. Stock options were issued to each NEO pursuant to the 1988 Nonqualified Stock Option Plan, as amended, or the LTIP. Stock options generally become exercisable pro rata over a three- or four-year service period, and all options not exercised expire ten years after the date of grant. The debentures were issued to Mr. McNease pursuant to the 1998 Convertible Debenture Incentive Plan and are initially convertible into preferred stock, which has no voting rights (except as required by law or the Company’s charter), no dividend and a nominal liquidation preference.

(2)	The amounts set forth in this column equal the number of shares indicated multiplied by the closing price of our common stock ($39.46) on December 31, 2007.

(3)	Performance awards shown assume a target payout. Such shares will not be paid out, if at all, until after each performance period ends on May 17, 2008, April 28, 2009 and May 8, 2010.

2007 Option Exercises and Stock Vested
     The following table shows the number and value of stock options exercised and stock vested during 2007 for our NEOs.

	Option Awards
	Number of
	Shares		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)(2)
D. F. McNease	15,000	352,800	65,100	2,837,166
D. P. Russell	—	—	2,488	94,780
M. A. Keller	—	—	2,663	101,546
J. L. Buvens	—	—	2,663	101,546
W. H. Wells	—	—	2,296	87,382

(1)	The amounts set forth in this column equal the number of shares of stock acquired upon exercise during 2007 multiplied by the difference between the option exercise price and closing price of our common stock on the dates of exercise.

(2)	The amounts set forth in this column equal the number of shares of restricted stock that vested during 2007 multiplied by the closing price of our common stock on the date of vesting.
Equity Compensation Plans Not Approved by Security Holders
     There are no equity compensation plans that have not been approved by our stockholders.
Pension Benefits Table
     The table below shows the present value of accumulated benefit for each NEO at December 31, 2007, utilizing a discount rate of 6.55% for both the Company’s pension plan and Company’s benefit restoration plan (“SERP”).

		Number of Years
		of Credited	Present Value of	Payments During
NEO	Plan Name	Service (#)	Accumulated Benefit ($)	Last Fiscal Year ($)
D. F. McNease	Pension Plan	33	1,424,424	—
	SERP	33	2,181,835	—
D. P. Russell	Pension Plan	23	561,434	—
	SERP	23	90,551	—
M. A. Keller	Pension Plan	15	635,711	—
	SERP	15	100,026	—
J. L. Buvens	Pension Plan	27	937,835	—
	SERP	27	142,993	—
W. H. Wells	Pension Plan	13	312,488	—
	SERP	13	31,033	—
Potential Post-Employment Payment Table
     The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change of control as of December 31, 2007 under the Company’s pension plan and SERP:

Voluntary Termination, Involuntary Termination or Change in Control

			Monthly Annuity	Monthly Annuity —
			— Age 60	January 1, 2008
			Commencement	Commencement
	Plan Name	Age at 12/31/2007	($) ($)	($)
D. F. McNease	Pension Plan	56.53	10,369	8,555
	SERP	56.53	15,118	12,472
D. P. Russell	Pension Plan	46.61	6,761	2,430
	SERP	46.61	1,038	373
M. A. Keller	Pension Plan	55.61	4,818	3,754
	SERP	55.61	722	562
J. L. Buvens	Pension Plan	51.97	8,348	4,973
	SERP	51.97	1,211	722
W. H. Wells	Pension Plan	45.69	3,988	1,314
	SERP	45.69	377	124
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT AUDITORS
     The firm of Deloitte & Touche LLP has been appointed as principal auditors for the Company for the year ending December 31, 2008. We are asking you to ratify that appointment.
     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders on June 6, 2008 and will be offered the opportunity to make a statement if he desires to do so. He will also be available to respond to appropriate questions.
     The Board of Directors and Audit Committee recommend you vote FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors (Proposal No. 2 on the proxy card).
AUDIT COMMITTEE REPORT
Membership and Role of the Audit Committee
     Our Audit Committee members are all non-employee members of the Board of Directors: William T. Fox III (Chairman), Frederick R. Lausen and P. Dexter Peacock. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.rowancompanies.com. Each of the members of the Audit Committee meets the independence requirements of the New York Stock Exchange currently in effect and is financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held six meetings during 2007.
Review of the Company’s Audited Financial Statements for the Year ended December 31, 2007
     The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the year ended December 31, 2007. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees.
     The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board No. 1 regarding independence discussions with audit committees, and the Audit Committee has discussed with Deloitte & Touche LLP its independence.
     Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
     In addition, the Audit Committee approved the appointment of Deloitte & Touche LLP to conduct the audit of the Company’s financial statements for fiscal year 2008.
Submitted by:
William T. Fox III, Chairman
Frederick R. Lausen
P. Dexter Peacock
Date: February 26, 2008
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
     The table below sets forth the fees paid to Deloitte & Touche LLP over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has delegated to its Chairman the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.
     Fees billed by Deloitte & Touche LLP in 2007 and 2006 were as follows:

	2007	2006
Audit fees(a)	$3,174,131	$3,747,606
Audit-related fees(b)	—	20,563
Tax fees(c)	590,863	148,822
All other fees	—	—

Total	$3,764,994	$3,916,991

(a)	Fees for audit services billed in 2007 and 2006 consisted of:
•	Audit of the Company’s annual financial statements;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory audits;

•	Comfort letters, consents and other services related to SEC matters; and

•	Attestation of management’s assessment of internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

(b)	Fees for audit-related services billed in 2006 consisted of employee benefit plan and agreed-upon procedures engagements.

(c)	Fees for tax services billed in 2007 and 2006 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

ADDITIONAL INFORMATION
Certain Transactions
     In previous years, certain officers of the Company issued promissory notes in favor of Rowan in connection with their purchases from Rowan of one or more series of Floating Rate Subordinated Convertible Debentures. The promissory notes bear interest at the same rate as the debentures, prime + .5%, and mature at various dates from 2008-2011. The promissory notes are secured by a pledge of the debentures purchased and contain provisions for set-off, effectively protecting the Company from any credit risk since the face amount of the debentures are equal to the amount of the notes. All such promissory notes pre-dated enactment of the Sarbanes-Oxley Act of 2002. The largest amounts of such promissory notes outstanding during 2007 and the amounts outstanding at December 31, 2007 were as follows:

			Outstanding at
	Largest Amount		December 31,
	Outstanding		2007
D. F. McNease	$1,489,000	(a)	$1,489,000
R. G. Croyle	1,489,000	(a)	—
D. C. Eckermann	1,165,000	(b)	1,165,000

(a)	Issued in connection with both 1986 Plan and 1998 Plan debentures.

(b)	Issued in connection with 1998 Plan debentures.
     The Company employs certain individuals who are related to either our CEO or one of our NEOs as follows.
     Mr. Michael D. Dubose, Vice President-Europe of our drilling operations, joined the Company in 1978 and is the brother-in-law of D. F. McNease, our CEO. Mr. Dubose received approximately $384,108 in compensation in 2007 ($186,053 in base wages, $78,399 in expatriate wages that include tax payments, $60,477 in profit sharing and bonus, $46,609 in restricted stock value and $12,570 relating to amendments of certain stock options). In addition, in 2007 Mr. Dubose’s personal use of a company vehicle had an incremental cost to the Company of $8,134 and he exercised options to purchase shares of our common stock, for which he received $42,914 in proceeds.
     Mr. Matt G. Keller has been the manager of our hunting lease camps since August 2006 and is the brother of Mark A. Keller, one of our NEOs. From January 2002 to August 2006, Mr. Keller was a Vice President at one of our manufacturing subsidiaries. In 2007, he received approximately $169,984 in compensation ($124,257 in base wages, $23,587 in profit sharing and bonus, $9,570 in restricted stock value and $12,570 relating to amendments of certain stock options). In addition, in 2007 Mr. Keller’s personal use of a company vehicle had an incremental cost to the Company of $3,900.
     Our Board of Directors has adopted a policy whereby all transactions with related parties must be made in compliance with Sarbanes-Oxley and our Code of Business Conduct and Ethics for Directors, Officers and Employees of the Company. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties. The Audit Committee is responsible for reviewing all related person transactions and potential conflict of interest situations involving employees where appropriate. Each of the transactions listed above was reviewed by the Audit Committee and approved by the Board of Directors. The Nominating and Corporate Governance Committee reviews all potential related party transactions involving directors.
Stockholder Proposals
     Stockholder proposals intended for inclusion in our proxy materials for an Annual Meeting must be provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). A stockholder proposal intended for inclusion in our proxy materials for the 2009 Annual Meeting of Stockholders must be submitted in writing by December 29, 2008 to the Secretary of the Company at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than February 6, 2009. In addition, our Bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2009 Annual Meeting of Stockholders must be submitted, in accordance with the requirements of our Bylaws, not later than February 6, 2009. Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Director Nominations
     The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors.
     Stockholders may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Bylaws, as may be amended from time to time. The complete description of the requirements for stockholder nomination of director candidates is contained in our Bylaws.
     Stockholders may submit in writing recommendations for consideration by the Committee to our Secretary at the address listed under “Questions?” on page 28. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the Committee to consider.
     Director nominees should have the highest professional and personal integrity, values and ethics, and must be committed to representing the interests of all stockholders of the Company. They must also have substantial experience at the policy-making level in business, government, technology, engineering, energy, finance, law or in other areas that are relevant to our business and operations. Director nominees must have sufficient time to carry out their duties effectively. They must have mature judgment developed through business experience and/or educational background and must meet criteria of independence and expertise that satisfy applicable NYSE and legal regulations. Each individual nominee must have the potential to contribute to the effective functioning of the Board of Directors as a whole.
     Evaluation of stockholder recommendations is the responsibility of the Nominating and Corporate Governance Committee under its charter, which is posted on the Company’s website at www.rowancompanies.com. The Committee will evaluate a person recommended by a stockholder in the same manner as any other person it considers, and reserves the right to request additional background and supporting information to evaluate each candidate recommended by a stockholder.
     After reviewing the materials submitted by a stockholder, if the Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Committee would then determine whether to recommend to the Board of Directors that the Board nominate and recommend election of the person at the next annual meeting.
     In the past, we have not required the services of third parties to identify potential nominees, although we reserve the right to retain a search firm in the future, if necessary.
     On January 8, 2008, Steel Partners II, L.P., which currently reports beneficial ownership of approximately 9.4% of the Company’s common stock, delivered a notice to the Company nominating three candidates to stand for election to the Board of Directors at the 2008 Annual Meeting.
     Following discussions between the Company and Steel Partners, on March 30, 2008, the Company and Steel Partners entered into a letter agreement (the “Agreement”) pursuant to which Steel Partners withdrew its slate of three nominees and agreed not to engage in the solicitation of proxies in connection with the 2008 Annual Meeting. The Agreement provides that if the Company does not monetize its wholly-owned manufacturing subsidiary, LeTourneau Technologies, Inc. (“LTI”), by December 31, 2008, either Warren Lichtenstein or another person designated by Steel Partners will be added to the Company’s Board of Directors effective January 1, 2009. The Company also agreed that if the LTI monetization is accomplished through an initial public offering of LTI’s shares or a private sale of LTI, the Company will repurchase at least $400 million of its outstanding common stock.
     The Company will reimburse Steel Partners for its reasonable, documented, out-of-pocket expenses incurred in connection with Steel Partners’ intended solicitation of proxies from the Company’s stockholders at the Annual Meeting and the negotiation of the Agreement, in an aggregate amount not to exceed $100,000.

Director Independence
     At least a majority of the directors of the Company must be independent directors, in accordance with the definition of “independence” under NYSE rules, and free from any relationship that in the determination of the Board would interfere with the exercise of independent judgment as a director of the Company. All members of the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee must be independent directors.
     The directors that the Board has determined to be independent are: Messrs. Fox, Huff, Kramek, Lausen, Lentz and Peacock, Sir Graham Hearne and Lord Moynihan. The Board has determined that these directors meet the NYSE standards for independence and are also free from any material relationships that in the opinion of the Board would interfere with their exercise of independent judgment.
     Under the rules of the NYSE, the Board has adopted categorical standards to assist in making determinations of the independence of directors and nominees for director. Under these standards, the Board has determined that any of the following business relationships would not, on its own, prevent a director from being considered by the Board to be an independent director: if the director is a consultant or advisor to, or is employed by, affiliated or associated with, a law firm, investment bank, or lender to which the Company has made payments (other than any reimbursement or repayment of principal) during any of the preceding three fiscal years that do not exceed 2% of the annual gross revenues of the other entity.
     The Board considers all material relationships with each director and all facts and circumstances it deems relevant in making its independence determinations. In connection with these independence determinations, the Nominating and Corporate Governance Committee and the Board of Directors considered all of the relationships between each director and the Company, including those relationships deemed immaterial under the categorical standards for independence determinations, and in particular the following relationships:
     Mr. Lentz, a Class I Director of the Company, is an Advisory Director of Lehman Brothers Inc., an investment banking firm that has provided investment banking services to the Company in the past and continues to advise the Company from time to time. In 2007, the Company paid no fees to Lehman Brothers. Whenever Lehman Brothers is engaged by the Company, the engagement is approved by the remaining Board members, with Mr. Lentz abstaining from the vote.
     Mr. Peacock, a Class I Director of the Company, is Of Counsel to Andrews Kurth LLP. The Company seeks legal advice from many different law firms; we often rely on Andrews Kurth for corporate and securities law matters. During 2007, Rowan paid Andrews Kurth approximately $320,000 in legal fees, which the Company believes reflected market rates for services rendered. The 2007 fees were a small portion of total legal fees paid by the Company and the Company believes such fees represented less than two-tenths of one percent (0.2%) of the law firm’s 2007 revenues. These fees were approved by the Board of Directors. Mr. Peacock is not eligible for any bonus from the firm, and his compensation is not related in any way to services provided to us by Andrews Kurth.
     The Nominating and Corporate Governance Committee and the Board of Directors determined that these relationships are not material and that each of these directors is “independent” within the meaning of the rules of the NYSE.
Communications with Directors
     Interested parties and stockholders may communicate with the Chairs of our Nominating and Corporate Governance, Audit, and Compensation committees or with our non-management directors as a group by mail through our Secretary at the address listed under “Questions?” on page 28.
     Communications to one or more directors will be collected and organized by our Secretary under procedures approved by our non-management directors. The Secretary will forward all communications to the appropriate committee Chairman or to the identified director as soon as practicable.
Audit Committee Financial Expert
     The Board of Directors has determined that William T. Fox III, a Class I director and the current Audit Committee Chair, is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance
     All of Rowan’s directors, executive officers and any greater than ten percent stockholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of Rowan common stock and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements were complied with during the year ended December 31, 2007.
Form 10-K
     The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to Ms. Melanie M. Trent, Corporate Secretary of the Company, at the Company’s principal address shown below.
Stockholders Sharing an Address
     Only one copy of this proxy statement for the 2008 Annual Meeting of Stockholders and one copy of the Company’s Annual Report on Form 10-K for the 2007 fiscal year are being delivered to multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate proxy card and a separate notice of the meeting of stockholders are being included for each account at the shared address.
     Registered stockholders who share an address and would like to receive a separate annual report to stockholders and/or a separate proxy statement for the 2009 Annual Meeting or in the future, or have questions regarding the householding process, may contact Innisfree M&A Incorporated at 888-750-5835 or by forwarding a written request addressed to Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022. Promptly upon request, additional copies of the Company’s Annual Report on Form 10-K for the 2007 fiscal year and separate proxy statements for the 2008 Annual Meeting of Stockholders will be sent. By contacting Innisfree M&A Incorporated, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.
     Many brokerage firms and other holders of record have also instituted householding procedures. If your family has one or more “street name” accounts under which you beneficially own shares of common stock, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Annual Report on Form 10-K for fiscal year 2007 or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.
Other Items Available
     The Company’s corporate governance guidelines, the charters for the committees of the Board of Directors and our Code of Business Conduct and Ethics for Directors, Officers and Employees of the Company are available on our website at www.rowancompanies.com and will be provided to any stockholder who so requests in writing to the Secretary at the address noted below.
Questions?
     If you have any questions or need more information about the Annual Meeting of Stockholders, please write to us at our principal executive offices:
Melanie M. Trent, Secretary
Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056-6127

YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Rowan Companies, Inc.
Common Stock for the upcoming Annual Meeting of Stockholders.
PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS
1.	Vote by Telephone— Call toll-free in the U.S. or Canada at 1-866-257-2282, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1346. Please follow the simple instructions. You will be required to provide the unique control number printed below.
OR
2.	Vote by Internet—Access https://www.proxyvotenow.com/rdc and follow the simple instructions. Please note, you must type an “s” after http. You will be required to provide the unique control number printed below
You may vote by telephone or on the Internet 24 hours a day 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a proxy card.
OR
3.	Vote by Mail—If you do not wish to vote by telephone or on the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Rowan Companies, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

☒	Please mark your vote as in this example
This proxy when properly executed will be voted in the manner directed herein. If no instructions are given, this proxy will be voted FOR each of the nominees for director in item 1 and FOR item 2. To vote in accordance with the Board’s recommendations, just sign and date below; no boxes need to be checked.
The Board of Directors recommends a vote FOR each of the nominees in item 1 and FOR item 2.
1.	Election of directors

01-D.F. McNease

02-Lord Moynihan

03-R.G. Croyle

FOR	AGAINST	ABSTAIN

☐	☐	☐

☐	☐	☐

☐	☐	☐

2.	The ratification of appointment of Deloitte & Touche LLP as the Company’s independent auditors	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date:	, 2008

Signature

Signature (if held jointly)

Title(s), if any
Note: Please sign exactly as your name appears on this proxy. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, or as an officer signing for a corporation, please give full title under signature. If a corporation, please sign in full corporate name by an authorized officer, giving full titles as such. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE TODAY!
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE.
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

ROWAN COMPANIES, INC.
Proxy Card Solicited by the Board of Directors for Use at the
2008 Annual Meeting of Stockholders

P R O X Y

The undersigned hereby appoints D. F. McNease and Melanie M. Trent, or either of them, Proxies with full power of substitution in each, to vote, as designated on the reverse side, all the shares of Common Stock of Rowan Companies, Inc. which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of Rowan Companies, Inc. or at any adjournment or postponement of the meeting, and, in their discretion, on all other matters that may properly come before such meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2008 Annual Meeting of Stockholders or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR IN ITEM 1 AND “FOR” ITEM 2. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTIONS ARE GIVEN AS TO ANY ITEMS SET FORTH IN THIS PROXY, THE PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR IN ITEM 1 AND “FOR” ITEM 2.
YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY.
(Continued, and to be signed and dated, on the other side)